Exhibit 3.2


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                      STATE FINANCIAL SERVICES CORPORATION

       These Amended and Restated Articles of Incorporation supersede and take the place of the heretofore existing Articles of Incorporation and any amendments thereto.

                                ARTICLE I. NAME

       The name of the Corporation is State Financial Services Corporation.

                              ARTICLE II. PURPOSES

       The Corporation is organized under the Wisconsin Business Corporation Law. The purposes for which this Corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin business Corporation Law, provided, however, that the Corporation shall not engage in any activities prohibited by the United States Bank Holding Company Act of 1956, as amended.

                             ARTICLE III. DURATION

       The period of existence shall be perpetual.

                           ARTICLE IV. CAPITAL STOCK

       4.1 Number of Shares and Classes. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is as follows:

           (a) Common Stock. 25,000,000 shares of Common Stock, having a par value of $0.10 per share.

           (b) Preferred Stock. 100,000 shares of Preferred Stock, having a par value of $1.00 per share.

       4.2 Rights of Common Stock. The rights and preferences of shares of Common Stock are as follows:

           (a) Voting. Each share of Common Stock shall be entitled to one vote on all matters to be voted on by Shareholders. Except as is otherwise required by Wisconsin Business Corporation Law in effect at the time of any vote, there shall be no class voting of Common Stock and Preferred Stock as separate classes.

           (b) Dividends. The Board of Directors, in its discretion, may declare and authorize payment of cash dividends on the Common Stock as such times as it deems



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appropriate.  The Corporation  may issue any type of share  dividend.  Shares of
Common Stock may be distributed as a share dividend to holders of preferred stock and holders of Common Stock may receive a share dividend in the form of Preferred Stock.

           (c) Issuing Public Corporation. The Corporation is an Issuing Public Corporation within the meaning of the Wisconsin Business Corporation Law and, except as set forth below, intends that the voting restrictions of Wisconsin
Statutes ss. 180.1150, as amended from time to time, shall apply to the Corporation. Notwithstanding the foregoing, Wisconsin Statutes ss. 180.1150 shall not apply to any shares of Common Stock held by a person who was a holder of twenty percent (20%) or more of any class of the outstanding Common Stock of the Corporation immediately before the filing of these Amended and Restated Articles of Incorporation.

           (d) No Other Class. There is no other class of common stock of the corporation.

           (e) Other. The board of directors may, from time to time, prior to the issuance of shares, establish a series of Common Stock, having such preferences and rights as it may deem reasonably necessary to achieve or facilitate the accomplishment of lawful corporate business or financial objectives, and may take such other action as allowed in Wis. Stat. ss. 180.0602(1) as amended from time to time.

       4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series with such designations, preferences and other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series and adopted by the Board of Directors pursuant to the authority hereby given as provided by the Wisconsin Business Corporation Law ss. 180.0602(1) and not inconsistent with the provisions hereof. Without limiting the authority granted to the Board of Directors in this subsection, each series shall have such (a) rate of dividends; (b) price, terms and conditions pursuant to which shares may be redeemed; (c) amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchases of shares; (e) terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any, as shall be stated or expressed in the resolution or resolutions of the Board of Directors providing for issuance thereof.

                         ARTICLE V. PRE-EMPTIVE RIGHTS

       No holders of any stock of the corporation shall have any pre-emptive or other subscription, purchase or conversion rights of any kind, nature or description whatsoever with respect to any unissued stock or of any additional stock issued by reason of any increase of the authorized Capital Stock of this Corporation, or bonds, certificates or indebtedness, debentures or other securities whether or not convertible into stock of the Corporation.

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                          ARTICLE VI. REGISTERED AGENT

       The name of the registered agent is Michael J. Falbo whose registered office is located at 10708 West Janesville Road, Hales Corners, Wisconsin (Milwaukee County), 53130.

                             ARTICLE VII. DIRECTORS

       The number of directors constituting the Board of Directors of the Corporation shall be fixed from time to time by the Bylaws of the corporation, provided, however, that such number shall not be less than five. The Board of Directors of the corporation shall be divided into three (3) classes. The terms of office of the Class A directors shall expire at the first annual meeting after their election, the term of office of Class B directors shall expire at the second annual meeting after their election and that of the Class C directors shall expire at the third annual meeting after their election. At each annual meeting after classification of the Board of Directors, the class of directors whose term expires at the time of such election shall be elected to hold office until the third succeeding annual meeting. The number of directors in each class shall be fixed from time to time in the Bylaws.

                            ARTICLE VIII. AMENDMENTS

       These Articles may be amended in any manner allowed by law at the time of amendment.

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